CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in the accompanying Post-Effective Amendment to the Registration Statement on Form N-1A of Commonwealth Australia/New Zealand Fund, Commonwealth Japan Fund, Commonwealth Global Fund and Commonwealth Real Estate Securities Fund, each a series of shares of beneficial interest of Commonwealth International Series Trust, of our report dated January 2, 2008 on the financial statements and financial highlights included in the October 31, 2007 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the heading "Financial Highlights Information" in the Prospectus and in the Statement of Additional Information.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
February 28, 2008